Exhibit 99.2

DYNAVAX

DYNAVAX TECHNOLOGIES
2929 Seventh Street, Suite 100
Berkeley, CA 94710

Contacts:
Jennifer Lew	Michael Ostrach
Vice President, Finance	Vice President and Chief Business Officer
510-665-7217	510-665-7257
jlew@dynavax.com	mostrach@dynavax.com

DYNAVAX ANTICIPATES EARLIER BLA SUBMISSION FOR HEPLISAV™

2009 Financial Results Reviewed

BERKELEY, CA – March 16, 2010 – Dynavax Technologies Corporation (NASDAQ: DVAX) today said that its large-scale Phase 3 study of HEPLISAV™ is fully enrolled, with immunization of subjects proceeding in accordance with the pre-specified safety monitoring plan. Dynavax indicated that it expects immunization of all 2,000 subjects with HEPLISAV in the lot-to-lot consistency study will be completed in the near future, an achievement that creates the opportunity to submit a BLA in the third quarter of 2011, approximately six months earlier than previously projected.

According to Dino Dina, M.D., President and CEO, “The accelerated enrollment and immunization of subjects for the safety and consistency study of HEPLISAV is an important accomplishment that we expect will facilitate the successful conclusion of several ongoing financing discussions. Clearly, this is our highest priority to ensure the success of the program.”

Dynavax separately reported $36.7 million in unrestricted cash and cash equivalents at December 31, 2009. This compares to $46.4 million at September 30, 2009, of which $21.7 million were investments held by Symphony Dynamo, Inc. (SDI). The $9.7 million burn for the fourth quarter primarily reflected intensified activities relating to the initiation of the two Phase 3 multi-center trials for HEPLISAV in the U.S., Canada and Germany. The year-end 2009 results do not include a $4.0 million payment due from Merck as announced this week. The results do not reflect a separate $1.8 million payment from AstraZeneca representing a reimbursement adjustment for 2009 and prior periods.

Today Dynavax filed its annual report on Form 10-K for the fiscal year ended December 31, 2009 with the Securities and Exchange Commission (SEC). As a result of the Company’s current financial position, Dynavax’s independent registered public accounting firm has included a statement regarding the Company’s ability to continue as a going concern in its unqualified opinion contained in the Form 10-K. This announcement is being made in compliance with NASDAQ Marketplace Rule 4350(b)(1)(B), which requires separate disclosure of a recent audit opinion that contains “going concern” explanatory language. Management’s plan to address the Company’s liquidity requirements and a more detailed discussion of the financial results is provided in the Form 10-K.

The tables included as part of this press release provide a reconciliation of GAAP revenues and operating expenses to pro forma revenues and operating expenses.

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About HEPLISAV

HEPLISAV is an investigational adult hepatitis B vaccine. The vaccine candidate is being evaluated in two Phase 3 studies that are directed toward fulfilling licensure requirements in U.S., Canada and Europe. In a completed pivotal Phase 3 trial, HEPLISAV demonstrated increased, rapid protection with fewer doses than current licensed vaccines. Dynavax has worldwide commercial rights to HEPLISAV and is developing the vaccine for large, high-value populations that are less responsive to current licensed vaccines, including individuals with chronic kidney disease. HEPLISAV combines hepatitis B surface antigen with a proprietary Toll-like Receptor 9 agonist known as ISS to enhance the immune response.

About Hepatitis B Vaccines

Currently available hepatitis B vaccines require three doses over six months to achieve full immunogenicity in healthy patient populations. Because compliance with this vaccine regimen is low, new vaccines are needed to provide increased protection in a shorter timeframe. Furthermore, currently available vaccines do not fully address the needs of several patient populations, including those with chronic kidney disease, HIV or chronic liver disease. In particular, patients with comprised immune systems require both rapid and enhanced protection, either because they are less responsive to conventional vaccine regimens or because they are at high risk of infection.

About Dynavax

Dynavax Technologies Corporation, a clinical-stage biopharmaceutical company, discovers and develops novel products to prevent and treat infectious diseases. The Company's lead product candidate is HEPLISAV, an investigational adult hepatitis B vaccine designed to enhance protection more rapidly and with fewer doses than current licensed vaccines. For more information visit www.dynavax.com.

Forward Looking Statements

This press release contains “forward-looking statements,” that are subject to a number of risks and uncertainties, including statements relating to clinical trial status, BLA submission and financing. Actual results may differ materially from those set forth in this press release due to the risks and uncertainties inherent in our business, including whether successful clinical and regulatory development and approval of HEPLISAV can occur in a timely manner or without significant additional studies or difficulties or delays in development or clinical trial enrollment, whether the studies can support registration for commercialization of HEPLISAV; the results of clinical trials and the impact of those results on the initiation and completion of subsequent trials and issues arising in the regulatory process; the Company's ability to obtain additional financing to support the development and commercialization of HEPLISAV and its other operations, possible claims against the Company based on the patent rights of others; and other risks detailed in the “Risk Factors” section of our current periodic reports with the SEC. We undertake no obligation to revise or update information herein to reflect events or circumstances in the future, even if new information becomes available. Information on Dynavax’s website at www.dynavax.com is not incorporated by reference in the Company’s current periodic reports with the SEC.

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DYNAVAX TECHNOLOGIES CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

		Three Months Ended	Twelve Months Ended
		December 31,		December 31,
	2009	2008	2009	2008
Revenues:
Collaboration revenue $	1,455	$10,231	$35,534	$31,666
Grant revenue	556	972	3,477	2,999
Service and license revenue	178	742	1,307	2,429

Total revenues	2,189	11,945	40,318	37,094

Operating expenses:
Research and development (1)	9,506	6,249	38,708	44,771
General and administrative (2)	4,052	3,559	15,745	15,463
Amortization of intangible assets	245	245	980	980

Total operating expenses (3)	13,803	10,053	55,433	61,214

Loss from operations	(11,614)	1,892	(15,115)	(24,120)

Interest income	4	170	178	1,631
Loan forgiveness	—	—	—	5,000
Interest expense	(4)	(16)	(124)	(9,157)
Other income (expense)	(26)	114	(66)	110

Net income (loss)	(11,640)	2,160	(15,127)	(26,536)

Consideration paid in excess of carrying value of the
noncontrolling interest in SDI	(19,671)	—	(19,671)	—
Add: Losses attributed to noncontrolling interest in
SDI	1,041	939	4,233	5,707

Net income (loss) attributable to Dynavax	$ (30,270)	$3,099	$ (30,565)	$ (20,829)

Basic net income (loss) per share attributable to
Dynavax common stockholders	$(0.73)	$0.08	$(0.76)	$(0.52)

Shares used to compute basic net income (loss) per
share attributable to Dynavax common
stockholders	41,420	39,854	40,350	39,819

Diluted net income (loss) per share attributable to
Dynavax common stockholders	$(0.73)	$0.08	$(0.76)	$(0.52)

Shares used to compute diluted net income (loss)
per share attributable to Dynavax common
stockholders	41,420	39,854	40,350	39,819

(1)	Research and development expenses included non-cash stock-based compensation charges of $0.3 million and $1.1 million for the fourth quarter and year ended December 31, 2009, respectively. Research and development expenses included non-cash stock-based compensation charges of $0.4 million and $1.4 million for the fourth quarter and year ended December 31, 2008, respectively.

(2)	General and administrative expenses included non-cash stock-based compensation charges of $0.6 million and $1.9 million for the fourth quarter and year ended December 31, 2009, respectively. General and administrative expenses included non-cash stock-based compensation charges of $0.4 million and $1.8 million for the fourth quarter and year ended December 31, 2008, respectively.

(3)	Total operating expenses excluding non-cash stock-based compensation charges were $12.9 million and $52.4 million for the fourth quarter and year ended December 31, 2009, respectively. Total operating expenses excluding non-cash stock-based compensation charges were $9.3 million and $58.0 million for the fourth quarter and year ended December 31, 2008, respectively.

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DYNAVAX TECHNOLOGIES CORPORATION
RECONCILIATION OF GAAP REVENUES TO PRO FORMA REVENUES
(In thousands)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008

GAAP revenues	$2,189	$11,945	$40,318	$37,094

ADD:
Collaboration funding incurred under SDI programs	813	744	3,364	5,349
LESS:
Non-cash deferred revenue from Merck
collaboration	—	3,086	28,485	4,965

Pro forma revenues (1)	$3,002	$9,603	$15,197	$37,478

(1)	These pro forma amounts are intended to illustrate the Company’s revenues including collaboration funding provided for the SDI programs and excluding certain non-cash items. The collaboration funding is reflected in the amount attributed to the noncontrolling interest in SDI in the Company’s consolidated statement of operations, but would have been reported as revenue if SDI’s results of operations were not consolidated with those of the Company. Management of the Company believes the pro forma results are a more useful measure of the Company’s revenues because it provides investors the ability to evaluate the Company’s operations in the manner that management uses to assess the continued progress of operating programs.

These pro forma results are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from pro forma measures used by other companies.

DYNAVAX TECHNOLOGIES CORPORATION

RECONCILIATION OF GAAP OPERATING EXPENSES TO PRO FORMA OPERATING EXPENSES

(In thousands) (Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008

GAAP operating expenses	$ 13,803	$ 10,053	$ 55,433	$ 61,214
LESS:
Stock-based compensation expense	933	717	3,035	3,205
Amortization of intangible assets	245	245	980	980

Pro forma operating expenses (2)	$ 12,625	$ 9,091	$ 51,418	$ 57,029

(2)	These pro forma amounts are intended to illustrate the Company’s operating expenses excluding certain non-cash charges in accordance with the financial statements that management uses to evaluate the Company’s operations. These pro forma results are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from pro forma measures used by other companies.

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DYNAVAX TECHNOLOGIES CORPORATION
SELECTED BALANCE SHEET DATA
(In thousands)
(Unaudited)

	December 31,	December 31,
	2009	2008
Assets
Cash and cash equivalents and marketable securities (1)	$36,720	$68,476
Property and equipment, net	7,997	9,510
Goodwill	2,312	2,312
Other intangible assets, net	1,279	2,259
Other assets	2,162	8,066

Total assets	$50,470	$90,623

Liabilities and stockholders’ equity
Accounts payable	$1,686	$905
Accrued liabilities	7,507	6,816
Warrant liability to Holdings	2,567	—
Current portion of deferred revenue	2,718	33,133
Noncurrent portion of deferred revenue	17,083	18,512
Liability from program option exercised under the SDI
collaboration	—	15,000
Long-term note payable to Holdings	9,342	—
Long-term contingent liability to Holdings	3,040	—
Other long-term liabilities	151	101
Stockholders’ equity	6,376	16,156

Total liabilities and stockholders’ equity	$50,470	$90,623

(1)	These amounts also included investments held by SDI of zero and $25.1 million as of December 31, 2009 and 2008, respectively.

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